Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, LLC

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2013, relating to the consolidated financial statements and the effectiveness of Vanguard Natural Resources, LLC’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, our report dated May 12, 2010, relating to the statement of combined revenues and direct operating expenses of the oil and natural gas properties purchased by the Company from a private seller for the years ended December 31, 2009 and 2008 appearing in the Company’s Current Report on Form 8-K filed on May 12, 2010, our report dated September 16, 2011, relating to the statement of revenues and direct operating expenses of the oil and natural gas properties purchased by the Company from a private seller for the year ended December 31, 2010 appearing in the Company’s Current Report on Form 8-K filed on September 16, 2011 and our report dated March 12, 2013, relating to the statement of revenues and direct operating expenses of the oil and natural gas properties purchased by the Company from Bill Barrett Corporation for the year ended December 31, 2011 appearing in the Company’s Current Report on Form 8-K filed on March 12, 2013.

/s/ BDO USA, LLP

Houston, Texas

June 11, 2013